Exhibit 99.1

PLUMAS BANCORP REPORTS THIRD QUARTER 2020 RESULTS

QUINCY, California, October 21, 2020 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record total assets of over $1.1 billion and earnings during the three and nine months ended September 30, 2020. Earnings during the third quarter of 2020 totaled $3.7 million or $0.71 per share, a decrease of $310 thousand from $4.0 million or $0.78 per share during the third quarter of 2019. The largest component of this decrease was an increase in the provision for loan losses of $500 thousand which relates primarily to the pandemic and its current and anticipated future effects on economic conditions. Diluted earnings per share decreased to $0.71 per share during the three months ended September 30, 2020 from $0.77 per share during the quarter ended September 30, 2019.

For the nine months ended September 30, 2020, the Company reported net income of $10.2 million or $1.97 per share, a decrease of $1.4 million from $11.6 million or $2.26 per share earned during the nine months ended September 30, 2019. The provision for loan losses increased by $1.9 million from $900 thousand during the nine months ended September 30, 2019 to $2.8 million during the current period. Earnings per diluted share decreased to $1.95 during the nine months ended September 30, 2020 down $0.27 from $2.22 during the first nine months of 2019.

Financial Highlights

September 30, 2020 compared to September 30, 2019

●	Total assets increased by $227 million, or 26%, to a record level of over $1.1 billion.
●	Gross loans increased by $146 million, or 24%, to a record level of $748 million.
●	Total deposits increased by $201 million, or 26%, to a record level of $977 million.
●	Total equity increased by $14.2 million, or 17% to a record level of $96 million.
●	Book value per share increased by $2.68, or 17%, to $18.53, up from $15.85.
●	Nonperforming assets as a percentage of total assets declined to 0.29%.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, stated, “Decreased profitability and earnings per share are the result of our anticipation of the expected ongoing impacts of the pandemic. To prepare for those potential impacts, we have increased our reserves for loan losses, although non-performing assets continue to trend down. As many loan deferrals begin to expire, we are evaluating additional deferments on a case-by-case basis. We have submitted more than 100 Paycheck Protection Program Loan Forgiveness applications which are now being processed by the Small Business Administration.”

Ryback continued, “Given the difficult business environment that we’ve faced over the last nine months, we are especially proud that for the second year in a row, Plumas Bancorp has been included in D.A. Davidson’s Fall 2020 Bison Select Report and was also selected for the Piper Sandler Sm-All Stars Class of 2020. Each of these awards seeks to identify top-performing banks that may not yet be known to investors. We are proud to be recognized for outstanding performance with these prestigious national awards.”

Ryback concluded, “Throughout the pandemic Plumas Bank has remained open and available to assist clients while observing recommended hygiene practices. Additionally, the technology we have implemented and continue to develop, including our mobile banking app, e-sign, and a fully integrated business banking platform, provides our clients with the access, security, and services they need, especially in this time of uncertainty and business disruption.”

Additionally, Ryback recently announced the transition of Plumas Bank to membership in and oversight by the Federal Reserve System. “The Federal Reserve Bank’s goals of maximum employment, stable prices, and moderate long-term interest rates align with Plumas Bank’s and Plumas Bancorp’s focus on building strong, healthy communities through economic well-being,” remarked Ryback.

Loans, Deposits, Investments and Cash

Gross loans increased by $146 million, or 24%, from $602 million at September 30, 2019 to $748 million at September 30, 2020. The three largest areas of growth in the Company’s loan portfolio were $122 million in commercial loans, $41 million in commercial real estate loans and $6 million in auto loans. The three largest deceases were $15 million in construction loans, $3 million in agricultural loans and $2 million in home equity lines of credit. While construction loans were down from September 30, 2019 levels, we have seen a significant increase in demand for quality construction projects and expect this category to increase in the coming months. The increase in commercial loans mostly relates to Payroll Protection Program (PPP) loans which totaled $119 million at September 30, 2020. Unamortized loan fees net of unamortized loan costs on these loans totaled $3.8 million at September 30, 2020. We expect a significant decline in these loans during the next six months as our business clients apply for and are granted forgiveness under the PPP program.

We have instituted loan forbearance programs to assist borrowers with managing cash flows disrupted due to COVID-19.  As of September 30, 2020, there were 251 loan forbearance agreements outstanding which allow for the deferral of up to 6 months in payments representing approximately $65.9 million in loan balances.

The following table presents loans under forbearance programs by loan type as of September 30, 2020 with the expected month that payments are to resume, dollars in thousands.

	Month Payments Resume
Loan Type	October	November	December	Other	Total
Agricultural	$-	$147	$47	$21	$215
Commercial	1,804	609	934	-	3,347
Real Estate - Residential	2,274	-	-	-	2,274
Real Estate - Commercial	38,097	3,091	622	9,780	51,590
Real Estate - Construction	2,420	-	-	-	2,420
Equity Lines of Credit	174	-	-	-	174
Automobile	3,167	1,144	313	1,192	5,816
Other	37	32	-	5	74
Total	$47,973	$5,023	$1,916	$10,998	$65,910

Total deposits increased by $201 million from $776 million at September 30, 2019 to $977 million at September 30, 2020. We attribute much of this increase to retention of proceeds from PPP loans, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $109 million in demand deposits, $44 million in savings accounts, $24 million in money market accounts, and $28 million in interest-bearing demand deposits. These increases were partially offset by a decrease in time deposits of $4 million. The decrease in time deposits mostly relates to our Carson City branch which we acquired in October 2018. We experienced a decrease in time deposits at this branch mostly related to the maturity of time deposits which were yielding significantly higher rates than our offering rates. In total, time deposits at the Carson City Branch declined by $3.5 million from $6.1 million at September 30, 2019 to $2.6 million at September 30, 2020. Despite this decrease in time deposits, total deposits at our Carson City branch have increased by approximately $9 million from $32 million at September 30, 2019 to over $41 million at September 30, 2020.

At September 30, 2020, 47% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities decreased by $12 million from $170 million at September 30, 2019 to $158 million at September 30, 2020. Cash and due from banks increased by $98 million from $78 million at September 30, 2019 to $176 million at September 30, 2020.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at September 30, 2020 totaled $3.2 million, down from $3.7 million at September 30, 2019. Nonperforming assets as a percentage of total assets decreased to 0.29% at September 30, 2020 down from 0.42% at September 30, 2019. OREO totaled $0.8 million at September 30, 2020 and $1.1 million at September 30, 2019. Nonperforming loans were $2.4 million at September 30, 2020 down from $2.6 million at September 30, 2019. Nonperforming loans as a percentage of total loans decreased to 0.33% at September 30, 2020, down from 0.43% at September 30, 2019.

The provision for loan losses increased from $300 thousand during the third quarter of 2019 to $800 thousand during the current quarter and from $900 thousand during the nine months ended September 30, 2019 to $2.8 million during the current nine month period. We have added a new specific pandemic qualitative factor to our allowance for loan loss calculation and have increased the qualitative factors related to economic conditions. These changes resulted in the need for additional loan loss provision during the current year. Net charge-offs totaled $443 thousand and $632 thousand during the nine months ended September 30, 2020 and 2019, respectively. The allowance for loan losses totaled $9.6 million at September 30, 2020 and $7.2 million at September 30, 2019. The allowance for loan losses as a percentage of total loans was 1.28% at September 30, 2020 and 1.20% at September 30, 2019. Excluding PPP loans, the allowance for loan losses as a percentage of total loans at September 30, 2020 totaled 1.53%.

Shareholders’ Equity

Total shareholders’ equity increased by $14.2 million from $81.8 million at September 30, 2019 to $96.0 million at September 30, 2020. The $14.2 million includes earnings during the twelve-month period totaling $14.1 million, an increase in net unrealized gains on investment securities of $2.2 million and stock option activity totaling $0.3 million. These items were partially offset by the payment of cash dividends totaling $2.4 million.

Net Interest Income and Net Interest Margin

Net interest income was $9.5 million for the three months ended September 30, 2020, a decrease of $32 thousand from the same period in 2019. The decrease in net interest income includes a decrease of $194 thousand in interest income mostly offset by a decrease of $162 thousand in interest expense. Interest and fees on loans increased by $217 thousand as an increase in average loan balances of $144 million was mostly offset by a decline of 99 basis points in yield from 5.80% during the third quarter of 2019 to 4.81% during the current quarter. The reduction in loan yield includes the effect of a reduction in market rates, including a decline in the average prime rate of 2.05%. In addition, loan yield was adversely affected by a 2.88% yield on PPP loans. Interest on investment securities declined by $276 thousand related to a decline in average balance of $17 million and a decline in yield of 43 basis points to 2.05%. Interest on cash balances declined by $135 thousand related to a decline in the rate paid on these balances from 2.10% during the third quarter of 2019 to 0.12% during the current quarter. Net interest margin for the three months ended September 30, 2020 decreased 99 basis points to 3.73%, down from 4.72% for the same period in 2019.

Net interest income for the nine months ended September 30, 2020 was $27.9 million, a decrease of $209 thousand from the $28.1 million earned during the same period in 2019. Interest income decreased by $598 thousand as an increase in average interest earning assets of $133 million was offset by a decline in the average yield on interest earning assets of 82 basis points to 4.21%. Interest expense declined by $389 thousand the largest component of which was a decline in interest on time deposits of $164 thousand. Average time deposits declined by $14.1 million and the average rate paid declined by 27 basis points to 0.56%. Net interest margin for the nine months ended September 30, 2020 decreased 73 basis points to 4.07%, down from 4.80% for the same period in 2019.

Non-Interest Income/Expense

During the three months ended September 30, 2020, non-interest income totaled $2.2 million, an increase of $15 thousand from the three months ended September 30, 2019. A reduction in service charge fees of $129 thousand related to a reduction in NSF fees which we attribute primarily to the pandemic was offset by increases in other items the largest of which was an increase of $157 thousand in interchange fees.

During the nine months ended September 30, 2020, non-interest income totaled $6.3 million, an increase of $188 thousand from $6.1 million during the nine months ended September 30, 2019. This increase included a one-time gain totaling $218 thousand on sale of one of the Company’s administrative buildings. A portion of this building was used as record storage for Plumas Bank while the rest of the building was available for rental to third parties. Plumas Bank has entered into a five year lease at a cost of $1,600 per month on that portion of the property used for its record storage.

Other significant increases in non-interest income were $155 thousand in interchange fees and $157 thousand in gain on sale of SBA loans. The largest decline in non-interest income was $236 thousand in service charges which primarily was related to a decline in NSF fee income.

During the three months ended September 30, 2020, total non-interest expense decreased by $71 thousand from the comparable period in 2019. The largest components of this decrease were decreases of $314 thousand in salary and benefit expense and $56 thousand in business development expense. The decrease in salary and benefit expense was related to a reduction in bonus expense of $215 thousand, an increase in the deferral of loan origination fees of $77 thousand and a reduction in salary expense of $54 thousand partially offset by an increase in commissions of $36 thousand. The reduction in bonus relates to lower earnings levels. The reduction in salary expense is related to a reduction in full time equivalent employees from 161.1 at September 30, 2019 to 156.8 at September 30, 2020. The reduction in business development expense which includes travel, training and entertainment expenses was mostly related to the pandemic. The largest increases in non-interest expense were $141 thousand in outside service fees and $127 thousand in deposits insurance expense. Included in the increase in outside service fees was an increase in interchange expense associated with the increase in interchange fees. During 2019, deposit insurance costs benefited from assessment credits we were able to apply to our deposit insurance billings.

During the nine months ended September 30, 2020, non-interest expense increased by $68 thousand. Increases of $276 thousand in outside services fees, $117 thousand in deposit insurance expense and $115 thousand in advertising expense were mostly offset by reductions in salary and benefit expense of $172 thousand, business development expense of $147 thousand and professional fees of $91 thousand.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the northern California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the northern California counties of Placer and Butte and one located in the southern Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2020	2019	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$175,531	$77,880	$97,651	125.4%
Investment securities	158,002	169,516	(11,514)	-6.8%
Loans, net of allowance for loan losses	737,650	598,001	139,649	23.4%
Premises and equipment, net	14,047	14,554	(507)	-3.5%
Bank owned life insurance	13,444	13,102	342	2.6%
Real estate acquired through foreclosure	763	1,094	(331)	-30.3%
Accrued interest receivable and other assets	16,512	14,404	2,108	14.6%
Total assets	$1,115,949	$888,551	$227,398	25.6%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$977,529	$776,183	$201,346	25.9%
Accrued interest payable and other liabilities	32,127	20,279	11,848	58.4%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,019,966	806,772	213,194	26.4%
Common stock	7,586	7,197	389	5.4%
Retained earnings	84,094	72,449	11,645	16.1%
Accumulated other comprehensive income (loss), net	4,303	2,133	2,170	101.7%
Shareholders’ equity	95,983	81,779	14,204	17.4%
Total liabilities and shareholders’ equity	$1,115,949	$888,551	$227,398	25.6%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2020	2019	Dollar Change	Percentage Change

Interest income	$9,813	$10,007	$(194)	-1.9%
Interest expense	278	440	(162)	-36.8%
Net interest income before provision for loan losses	9,535	9,567	(32)	-0.3%
Provision for loan losses	800	300	500	166.7%
Net interest income after provision for loan losses	8,735	9,267	(532)	-5.7%
Non-interest income	2,161	2,146	15	0.7%
Non-interest expense	5,804	5,875	(71)	-1.2%
Income before income taxes	5,092	5,538	(446)	-8.1%
Provision for income taxes	1,400	1,536	(136)	-8.9%
Net income	$3,692	$4,002	$(310)	-7.7%

Basic earnings per share	$0.71	$0.78	$(0.07)	-9.0%
Diluted earnings per share	$0.71	$0.77	$(0.06)	-7.8%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2020	2019	Dollar Change	Percentage Change

Interest income	$28,855	$29,453	$(598)	-2.0%
Interest expense	951	1,340	(389)	-29.0%
Net interest income before provision for loan losses	27,904	28,113	(209)	-0.7%
Provision for loan losses	2,800	900	1,900	211.1%
Net interest income after provision for loan losses	25,104	27,213	(2,109)	-7.7%
Non-interest income	6,309	6,121	188	3.1%
Non-interest expense	17,370	17,302	68	0.4%
Income before income taxes	14,043	16,032	(1,989)	-12.4%
Provision for income taxes	3,850	4,402	(552)	-12.5%
Net income	$10,193	$11,630	$(1,437)	-12.4%

Basic earnings per share	$1.97	$2.26	$(0.29)	-12.8%
Diluted earnings per share	$1.95	$2.22	$(0.27)	-12.2%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019
EARNINGS PER SHARE
Basic earnings per share	$0.71	$0.62	$0.78	$1.97	$2.26
Diluted earnings per share	$0.71	$0.61	$0.77	$1.95	$2.22
Weighted average shares outstanding	5,179	5,178	5,160	5,176	5,153
Weighted average diluted shares outstanding	5,230	5,229	5,227	5,229	5,227
Cash dividends paid per share[1]	$0.12	$0.12	$-	$0.24	$0.23

PERFORMANCE RATIOS (annualized)
Return on average assets	1.37%	1.31%	1.83%	1.40%	1.84%
Return on average equity	15.5%	14.0%	19.9%	14.9%	20.8%
Yield on earning assets	3.84%	4.14%	4.94%	4.21%	5.03%
Rate paid on interest-bearing liabilities	0.22%	0.25%	0.39%	0.27%	0.40%
Net interest margin	3.73%	4.01%	4.72%	4.07%	4.80%
Noninterest income to average assets	0.80%	0.79%	0.98%	0.86%	0.97%
Noninterest expense to average assets	2.15%	2.23%	2.69%	2.38%	2.74%
Efficiency ratio[2]	49.6%	49.1%	50.2%	50.8%	50.5%

	9/30/2020	6/30/2020	9/30/2019	12/31/2019	12/31/2018
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$9,600	$8,835	$7,226	$7,243	$6,958
Allowance for loan losses as a percentage of total loans	1.28%	1.19%	1.20%	1.17%	1.23%
Allowance for loan losses as a percentage of total loans - excluding PPP loans	1.53%	1.41%	1.20%	1.17%	1.23%
Nonperforming loans	$2,445	$2,280	$2,598	$2,050	$1,117
Nonperforming assets	$3,208	$3,002	$3,738	$2,813	$2,340
Nonperforming loans as a percentage of total loans	0.33%	0.31%	0.43%	0.33%	0.20%
Nonperforming assets as a percentage of total assets	0.29%	0.29%	0.42%	0.33%	0.28%
Year-to-date net charge-offs	$443	$408	$632	$1,215	$711
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.09%	0.12%	0.14%	0.21%	0.14%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,181	5,179	5,160	5,166	5,137
Shareholders' equity	$95,983	$92,920	$81,779	$84,505	$66,932
Book value per common share	$18.53	$17.94	$15.85	$16.36	$13.03
Tangible common equity[3]	$95,216	$92,102	$80,801	$83,584	$65,748
Tangible book value per common share[4]	$18.38	$17.78	$15.66	$16.18	$12.80
Tangible common equity to total assets	8.5%	8.9%	9.1%	9.7%	8.0%
Gross loans to deposits	76.5%	82.1%	77.5%	82.9%	77.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.3%	9.9%	10.2%	10.4%	9.3%
Common Equity Tier 1 Ratio	14.0%	13.9%	13.0%	13.1%	11.8%
Tier 1 Risk-Based Capital Ratio	14.0%	13.9%	13.0%	13.1%	11.8%
Total Risk-Based Capital Ratio	15.3%	15.2%	14.1%	14.2%	13.0%

(1) The Company paid quarterly dividends of 12 cents per share on May 15, 2020 and August 14, 2020 and it paid a semi-annual dividend of 23 cents per share on November 15, 2019 and May 15, 2019.
(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.